Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-120292, No. 333-64081, and No. 333-90835) and Form S-3 (No. 333-56293) of Noven Pharmaceuticals, Inc. of our report dated March 7, 2008 relating to the financial statements of Vivelle Ventures LLC, which appears in this Form 10-K of Noven Pharmaceuticals, Inc.
/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
March 27, 2008